Exhibit 99.(f)

DUFF & PHELPS SELECT MLP AND MIDSTREAM ENERGY FUND INC.

THE MERGER FUND®

THE MERGER FUND® VL

VIRTUS ALLIANZGI ARTIFICIAL INTELLIGENCE & TECHNOLOGY OPPORTUNITIES
FUND

VIRTUS ALLIANZGI CONVERTIBLE & INCOME 2024 TARGET TERM FUND

VIRTUS ALLIANZGI CONVERTIBLE & INCOME FUND

VIRTUS ALLIANZGI CONVERTIBLE & INCOME FUND II

VIRTUS ALLIANZGI DIVERSIFIED INCOME & CONVERTIBLE FUND

VIRTUS ALLIANZGI EQUITY & CONVERTIBLE INCOME FUND

VIRTUS ALTERNATIVE SOLUTIONS TRUST

VIRTUS ASSET TRUST

VIRTUS DIVIDEND, INTEREST & PREMIUM STRATEGY FUND

VIRTUS EQUITY TRUST

VIRTUS EVENT OPPORTUNITIES TRUST

VIRTUS GLOBAL MULTI-SECTOR INCOME FUND

VIRTUS INSIGHT TRUST

VIRTUS INVESTMENT TRUST

VIRTUS OPPORTUNITIES TRUST

VIRTUS RETIREMENT TRUST

VIRTUS STONE HARBOR EMERGING MARKETS INCOME FUND

VIRTUS STONE HARBOR EMERGING MARKETS TOTAL INCOME FUNDVIRTUS
STRATEGY TRUST

VIRTUS TOTAL RETURN FUND INC.

VIRTUS VARIABLE INSURANCE TRUST

DEFERRED COMPENSATION PLAN

As amended and restated effective as of April 8, 2022

DUFF & PHELPS SELECT MLP AND MIDSTREAM ENERGY FUND INC.

THE MERGER FUND®

THE MERGER FUND® VL

VIRTUS ALLIANZGI ARTIFICIAL INTELLIGENCE  & TECHNOLOGY
OPPORTUNITIES FUND

VIRTUS ALLIANZGI CONVERTIBLE & INCOME 2024 TARGET TERM FUND

VIRTUS ALLIANZGI CONVERTIBLE & INCOME FUND

VIRTUS ALLIANZGI CONVERTIBLE & INCOME FUND II

VIRTUS ALLIANZGI DIVERSIFIED INCOME & CONVERTIBLE FUND

VIRTUS ALLIANZGI EQUITY & CONVERTIBLE INCOME FUND

VIRTUS ALTERNATIVE SOLUTIONS TRUST

VIRTUS ASSET TRUST

VIRTUS DIVIDEND, INTEREST & PREMIUM STRATEGY FUND

VIRTUS EQUITY TRUST

VIRTUS EVENT OPPORTUNITIES TRUST

VIRTUS GLOBAL MULTI-SECTOR INCOME FUND

VIRTUS INSIGHT TRUST

VIRTUS INVESTMENT TRUST

VIRTUS OPPORTUNITIES TRUST

VIRTUS RETIREMENT TRUST

VIRTUS STONE HARBOR EMERGING MARKETS INCOME FUND

VIRTUS STONE HARBOR EMERGING MARKETS TOTAL INCOME FUND

VIRTUS STRATEGY TRUST

VIRTUS TOTAL RETURN FUND INC.

VIRTUS VARIABLE INSURANCE TRUST
DEFERRED COMPENSATION PLAN

ARTICLE I
PURPOSE AND EFFECTIVE DATE

1.01.	Purpose. This Deferred Compensation Plan (the “Plan”) is intended to provide current, duly-elected non-employee (independent) members and advisory members of the Board of Trustees of Duff & Phelps Select MLP and Midstream Energy Fund Inc., The Merger Fund®, The Merger Fund® VL, Virtus AllianzGI Artificial Intelligence & Technology Opportunities Fund, Virtus AllianzGI Convertible & Income 2024 Target Term Fund, Virtus AllianzGI Convertible & Income Fund, Virtus AllianzGI Convertible & Income Fund II, Virtus AllianzGI Diversified Income & Convertible Fund, Virtus AllianzGI Equity & Convertible Income Fund, Virtus Alternative Solutions Trust, Virtus Asset Trust, Virtus Dividend, Interest & Premium Strategy Fund, Virtus Equity Trust, Virtus Event Opportunities Trust, Virtus Global Multi-Sector Income Fund, Virtus Insight Trust, Virtus Investment Trust, Virtus Opportunities Trust, Virtus Retirement Trust, Virtus Stone Harbor Emerging Markets Income Fund, Virtus Stone Harbor Emerging Markets Total Income Fund, Virtus Strategy Trust, Virtus Total Return Fund Inc. and Virtus Variable Insurance Trust (each, a “Fund”) with a plan to defer all or a portion of the Trustees’ Compensation. It is the desire to have the benefit of the Trustees’ continued loyalty, service and counsel and also to assist the trustees in planning for retirement and certain other contingencies. The Plan is intended to be a separate unfunded plan under the Employee Retirement Income Security Act of 1974, as amended, for each Fund and shall not constitute a single plan for all Funds even though this Plan document references all Funds. The Funds are not members of the same controlled group of corporations or group of trades or businesses under common control, and so the unfunded Plans of each of the Funds are not required to be aggregated for purposes of Section 409A of the Code. The term “Plan” is sometimes used herein to refer to each separate Plan of each Fund.

1.02.	Effective Date. The Plan is amended and restated effective as of April 8, 2022.

ARTICLE II
DEFINITIONS

Wherever used in this Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.01.	“Beneficiary” means the person(s) or entity, including one or more trusts, last designated by a Participant on a form or electronic media and accepted by the Plan Administrator or its duly authorized representative as a beneficiary, co-beneficiary, or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Participant. In the absence of any such designation, the Beneficiary shall be (i) the Participant’s surviving spouse or domestic partner, (ii) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (iii) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

2.02.	“Benefit” means the amount determined in accordance with the provisions of Article IV of the Plan.

2.03.	“Code” means the Internal Revenue Code of 1986, as amended.

2.04.	“Compensation” means the annual and other retainers/fees payable by the Funds to the Participant by reason of such Participant’s membership on the Board of Trustees of the Funds and/or any fees payable for such Participant’s participation on committees of the Board of Trustees.

2.05.	“Deferred Compensation Credit” means the amount determined in accordance with the provisions of Section 4.02 of the Plan.

2.06.	“Deferred Compensation Election” means a Participant’s election to defer all or a portion of Compensation as set forth in Section 4.03.

2.07.	“Deferred Compensation Investment Account” means the book account established on behalf of a Participant under Article VI of the Plan.

2.08.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.09.	“Fund Board” means the Funds’ Board of Trustees, or any committee designated to act in such capacity by the Board of Trustees.

2.10.	“Fund” means each registered investment company whose Board of Trustees has determined to offer a Plan, as listed on the first page hereof.

2.11.	“Investment Funds” means the funds, which are available notional or “deemed” investment options under the Plan.

2.12.	“Participant” means a Trustee who meets the eligibility requirements of Article III and elects to participate in the Plan.

2.13.	“Permanent Disability” means the total inability as a result of injury or sickness, to perform the duties of any gainful occupation for which the Participant is fitted by training, education or experience. Such determination shall be made by the Plan Administrator based on examination of all applicable facts and circumstances.

2.14.	“Plan” means The Fund Board Deferred Compensation Plan document as set forth herein, as it may be amended from time to time, and the separate Plan of each Fund evidenced by this Plan document.

2.15.	“Plan Administrator” means the Fund Board or its delegate.

2.16.	“Plan Year” means the calendar year.

2.17.	“Recordkeeper” means the Fidelity Management Trust Company or its affiliated designee, designated to administer the records relating to the Plan and its deemed investments.

2.18.	“Separation from Service” shall have the meaning set forth and described in the final regulations promulgated under Code section 409A.

2.19.	“Specified Employee” means, for a non-employee Trustee who becomes an officer of a Fund, a Trustee who, as of the date of the Trustee’s Separation from Service, is a key employee of the Fund whose stock is publicly traded on an established securities market or otherwise. A Trustee is a key employee if the Trustee meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee identification date. If a Trustee is a key employee as of a Specified Employee identification date, the Trustee is treated as a key employee (and therefore a Specified Employee) for the entire 12-month period beginning on the Specified Employee effective date. The Specified Employee identification date is December 31 of the preceding calendar year, and the Specified Employee effective date is April 1 of the current calendar year.

2.20.	“Trustee” means a duly-elected non-employee (independent) member or advisory member of the Board of Trustees or Directors of the Funds.

ARTICLE III
PARTICIPATION

3.01.	Eligibility. With respect to any Plan Year, an individual who has been elected or appointed as a Trustee of a Fund shall be eligible to participate in the Plan.

3.02.	Commencement of Participation. Each eligible Trustee shall become a Participant in the Plan of each Fund for which he or she is eligible as of the date he or she meets the above requirement and completes a Deferred Compensation Plan Election as described in Section 4.03.

3.03.	Termination of Participation. A Trustee shall cease to be a Participant with respect to all Funds as of the date such Trustee ceases to meet all of the requirements of Section 3.01 above; provided, however, that benefits accrued by the Trustee as of such date shall not be reduced and shall be paid as provided herein.

ARTICLE IV
DEFERRED COMPENSATION

4.01.	Deferred Compensation Benefit. A Participant’s Benefit shall be equal to any amounts deferred by the Participant and credited to a Deferred Compensation Investment Account established for such Participant, as adjusted in accordance with Article VI.

4.02.	Deferred Compensation Credit. A Participant’s Deferred Compensation Credits for any Plan Year shall consist of an amount the Participant elected to defer pursuant to Section 4.03.

4.03.	Deferred Compensation Election. Prior to the beginning of a Plan Year in which Compensation would otherwise be paid, each Participant may make an irrevocable election to defer between one percent (1%) and one-hundred percent (100%) of such Participant’s Compensation for such Plan Year. Such election percentage shall be applied to such Participant’s Compensation from all Funds for which the Participant serves as a Trustee and shall not differ by Fund, provided, however, that if a Participant in a Plan with respect to one or more Fund(s) becomes a Trustee with respect to any other Fund(s) during a Plan Year, such Participant may make a separate election with respect to the new Fund(s) within 30 days of his or her becoming eligible to participate in the Plan for such Fund(s), in accordance with Section 5.01(a) hereof.

ARTICLE V
ELECTION TO DEFER AND ELECTION AS TO TIME AND FORM OF PAYMENT

5.01.	Elections to Defer Under Section 4.03

(a)	Deferral elections for a Plan Year must be made by the end of the Participant’s taxable year immediately preceding the Plan Year. All such deferral elections become irrevocable with respect to a Plan Year as of the last day of the taxable year immediately preceding the Plan Year.

A Trustee who becomes eligible to participate in the Plan during a Plan Year may make a deferral election within 30 days after becoming eligible to participate in the Plan. Such election applies only to Compensation earned on and after the election date, and shall be effective for the remaining portion of the Plan Year in which such Trustee is elected. All such deferral elections become irrevocable as of the date of election.

(b)	Deferral elections made with respect to a Plan Year will remain in effect with respect to future Plan Years unless the Participant makes an affirmative election otherwise prior to the beginning of such subsequent Plan Year.

5.02.	Elections – Time and Form of Payment The Participant must elect pursuant to the procedure established by the Plan Administrator within the time frames set forth in Section 5.01, the form of payment of the Benefit hereunder. Benefit elections and payments made under this Section 5.02 shall apply with respect to the Plans of all Funds applicable to a given Participant, provided, however, that (i) if a Participant in a Plan with respect to any Fund(s) becomes a Trustee with respect to any other Fund(s) during the 2016 Plan Year in connection with the consolidation of the boards of trustees of the various Funds into a single Fund Board, such Participant may make a separate election with respect to the new Funds for the 2016 Plan Year within 30 days of his or her becoming eligible to participate in the Plan for such Fund, and (ii) elections and payments with respect to Benefit amounts attributable to Virtus Variable Insurance Trust for Plan Years 2016 and prior shall not be required to apply to the Plans of any other Funds.

(a)	Time of Payment – subject to Section 5.03, distribution of the Benefit will always commence upon the Participant’s Separation from Service, including a Separation from Service after the Participant has incurred a Permanent Disability.

(b)	Form of Payment – the Participant may elect, as set forth above in this Article V, to receive his or her Benefit in one of the following forms of payment:

(i)	lump sum; or

(ii)	annual installments over a period not exceeding five (5) years for deferral elections made before February 25, 2014 or ten (10) years for deferral elections made on or after February 25, 2014.

A Participant who fails to make an election as to the form of payment of the Benefit shall be deemed to have elected a lump sum distribution of the Participant’s Benefit. Any lump sum payment will be paid within 90 days of the Separation from Service. Any installment payments will be made on a fixed schedule as specified in the Participant’s election, with the first installment to be paid within 90 days of the Participant’s Separation from Service.

(c)	One-Time Changes to Distribution Elections - notwithstanding Section 5.02(b), a Participant may make a one-time election to change his or her Benefit distribution election, provided that:

(i)	the Participant’s subsequent Benefit distribution election pursuant to this Section 5.02(c) election must not take effect until at least 12 months after the date on which such subsequent Benefit distribution election is made; and

(ii)	the payment of the Participant’s Benefit is deferred for a period of not less than five years from the date such payment would otherwise have been made.

5.03.	Deferred Compensation Investment Account Distribution Provisions.

Notwithstanding any provision to the contrary in the Plan, for a Trustee who is a Specified Employee, the commencement date of any payment from the Deferred Compensation Investment Account that would otherwise have occurred prior to the six month anniversary of the Trustee’s Separation from Service shall be postponed until the earlier to occur of (i) such six month anniversary and (ii) the first day of the month following the Trustee’s death. Upon the expiration of the six-month period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a lump sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid in accordance with Section 5.02.

5.04.	Death Benefit. Upon the death of a Participant, the single-sum cash value of the Participant’s Benefit, determined as of the date of distribution, shall be distributed to the Participant’s Beneficiary in a lump sum on the 90th day following the Participant’s death. Notwithstanding the foregoing and pursuant to Section 5.02(c)(i), a Participant who has elected to receive his or her Benefit in annual installments pursuant to Section 5.02(b)(2)(ii) may elect (A) if payments have commenced prior to the Participant’s death, to have distributions continue to be made to the Participant’s Beneficiary following the Participant’s death in the form of annual installments for the remainder of the period elected by the Participant pursuant to Section 5.02(b)(2)(ii) and (B) if payments have not commenced prior to the Participant’s death, to have distributions be made to Participant’s Beneficiary in the form of annual installments for the period elected by Participant pursuant to Section 5.02(b)(2)(ii), with the first installment to be paid to the Participant’s Beneficiary no later than the 90th day following the Participant’s death.

5.05.	Mandatory Distributions of Small Account Balances. The Participant shall receive a lump sum payment of his or her account balances within 90 days after his or her Separation from Service (“Cash-Out Payment”) if the Cash-Out Payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan (including all plans with which the Plan is required to be aggregated pursuant to Treas. Reg. §1.409A-1(c)(2)) and the Cash-Out Payment is not greater than applicable dollar amount under Section 402(g)(1)(B) of the Code.

5.06.	Suspension of Benefits Upon Re-Election. Upon re-election, the benefits payable under the Plan cannot be suspended pursuant to Code section 409A, the regulations and guidance promulgated thereunder.

ARTICLE VI
DEEMED INVESTMENT OF THE ACCOUNTS

6.01.	Investment Accounts. All Deferred Compensation Credits under Section 4.02 shall be made to the Participant’s Deferred Compensation Investment Account on the date that the Compensation would have otherwise been received by the Participant. Such Deferred Compensation Credits shall be deemed to be invested in the Investment Funds in such manner as may be specified by the Fund Board. The Fund Board will not specify a manner of investing the Deferred Compensation Credits that results in the Recordkeeper being required to treat Participants in the Plan differently with respect to one or more Funds than it does with respect to one or more other Funds. Each Participant’s Deferred Compensation Investment Account will be adjusted by an amount equal to the amount of any adjustment that would have been made had the Participant’s credits been allocated and invested as herein provided; reduced, however, at the Fund Board’s discretion, by an amount equal to the estimated income taxes, if any, payable by the Fund on such adjustment, based on the Fund’s highest tax rate on its net taxable income for the Plan Year in which such adjustment is made. The Fund Board reserves the right to reduce the interest or earnings on deferred compensation amounts for any federal or state taxes which it may incur as a result of interest or earnings on amounts held under the Plan.

6.02.	Fund Retains Control of Deemed Investments. The Fund Board shall have the right at any time to add new deemed investment options, cease to offer any or all of the deemed investment options, and alter or adjust the basis or method of calculating any interest or earnings for any of the investment options. The Fund Board shall be under no obligation to actually make any investment as described above. Reference to any such investment shall be solely for the purpose of aiding the Fund Board in measuring the Fund’s liabilities under the terms of the Plan. In any event, if any investments are made, the Fund shall be named the sole owner and shall have all of the rights and privileges conferred by any instrument evidencing such investments. Such investments shall not be segregated, set aside or held in trust or escrow and shall at all times remain the unrestricted assets of the Fund subject to the claim of its general creditors.

6.03.	Value of Benefit. The value of any benefit under the Plan at any point in time shall be equal to the single-sum cash value of such benefit as of the date of determination.

ARTICLE VII
FUNDING

7.01.	Funding. No special or separate fund shall be established by the Fund or the Fund Board and no segregation of assets shall be made to assure the payment of benefits under the Plan. No Participant shall have any right, title, or interest whatsoever in any specific asset of the Fund. Nothing contained in the Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Fund Board and a Participant or any other person. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Funds.

ARTICLE VIII
CLAIMS FOR BENEFITS

8.01.	Claims Procedure. Claims for benefits under the Plan may be filed with the Plan Administrator on forms supplied by the Recordkeeper. Claims by a Participant that is a Trustee of more than one Fund shall apply to the Plans of all Funds for which the Participant serves as a Trustee and shall not differ by Fund except to the extent the Plan Administrator advises the Participant that such claim is appropriately applied to one or more Funds differently than to one or more other Funds. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application is filed (or within one hundred eighty (180) days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances are communicated to the claimant within the initial ninety (90) day period). In the event the claim is wholly or partially denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan on which the decision is based shall be cited, and, where appropriate, a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, will be provided. In addition, the claimant shall be furnished with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review. A claimant must request a review of a denied claim in accordance with Section 8.02 and exhaust all remedies under the Plan before the claimant is permitted to bring a civil action for benefits.

8.02.	Claims Review Procedure. Any Trustee, former Trustee, or authorized representative or Beneficiary of either, who has been denied either in whole or in part a benefit by a decision of the Plan Administrator pursuant to Section 8.01 shall be entitled to request the Plan Administrator to give further consideration to his or her claim by filing with the Plan Administrator (on a form which may be obtained from the Plan Administrator) a request for review. Such request, together with a written statement of the reasons why the claimant believes his or her claim should be allowed, shall be filed with the Plan Administrator no later than sixty (60) days after receipt of the notification provided for in Section 8.01. If such request is so filed, the claimant or an authorized representative may submit written comments, documents, records and other information relating to the claim to the Plan Administrator within sixty (60) days after receipt of the notification provided for in Section 8.01. The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall provide the claimant or an authorized representative with written or electronic notice of the final decision as to the allowance of the claim within sixty (60) days of receipt of the request for review (or within one hundred twenty (120) days if special circumstances requires an extension of time for processing the request and if written notice of such extension and circumstances is given to the claimant or an authorized representative within the initial sixty (60) day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the claimant or an authorized representative’s right to bring a civil action under ERISA section 502(a) and a statement that the claimant or his or her Beneficiary is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits. A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

8.03.	Lost or Unknown Participants. If any benefits payable under the Plan to a Participant, or to such Participant’s legal representative or Beneficiary, cannot be paid by reason that such person cannot be located by the later of (i) the last day of the calendar year in which the payment was due and (ii) the 15th day of the third calendar month following the date specified under the Plan, after reasonable efforts have been made to locate such person, such benefits shall be forfeited and returned to the appropriate Funds.

ARTICLE IX
ADMINISTRATION OF THE PLAN

9.01.	Powers and Duties of the Plan Administrator. The Plan Administrator shall be responsible for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements, and establishing and maintaining Plan records). Any authority exercised by the Plan Administrator under the Plan shall be exercised by the Plan Administrator in its sole and absolute discretion. Subject to the terms of the Plan, the Plan Administrator is authorized to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and to make all other determinations and take all other actions necessary or advisable for the administration and interpretation of the Plan or to carry out its provisions and purposes. In the exercise of its sole and absolute discretion, the Plan Administrator shall interpret the Plan’s provisions and determine the eligibility of individuals for benefits. Determinations, interpretations or other actions made or taken by the Plan Administrator pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons.

9.02.	Agents. The Plan Administrator may engage such legal counsel, certified public accountants and other advisers and service providers, who may be advisers or service providers for the Funds or an affiliate, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Plan Administrator may rely upon the written opinion of any legal counsel or accountants engaged by the Plan Administrator, and may delegate to any such agent its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Plan Administrator.

9.03.	Reports to Fund Board. The Plan Administrator shall report to the Fund Board or to a committee of the Fund Board designated for that purpose, as frequently as the Fund Board or such committee shall specify, with regard to the matters for which the Plan Administrator is responsible under the Plan.

9.04.	Instructions for Payments. All requests of or directions for payment, disbursement or settlement shall be signed by the Plan Administrator or such other person(s) as the Plan Administrator may from time to time designate in writing. This person shall cause to be kept full and accurate accounts of payments, disbursements and settlements under the Plan.

9.05.	Hold Harmless. To the maximum extent permitted by law, no person serving as the Plan Administrator shall be personally liable by reason of any contract or other instrument executed by such person or on such person’s behalf in such person’s capacity as the Plan Administrator nor for any mistake of judgment made in good faith, and the Fund shall indemnify and hold harmless, each such person and each other officer, employee, or director to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

9.06.	Service of Process. The person designated by the Fund Board shall be the agent for service of process under the Plan.

ARTICLE X
MISCELLANEOUS

10.01.	Amendment and Termination.

(a)	The Plan may be amended, modified or terminated at any time by the Fund Board for the Participants associated with the terminating Plan, at their sole discretion, subject to Section 10.01(b) below and except that, without the consent of any Participant or Beneficiary, if applicable, no such amendment, modification or termination shall affect, reduce or diminish any rights or Benefits of any Participant accrued or in pay status as of the date of such amendment, modification or termination. However no amendment, modification or termination shall result or cause an acceleration of payments or benefits under the Plan, unless the termination satisfies Section 10.01(b). The Fund Board will not amend, modify or terminate the Plan of one or more Funds at the exclusion of the Plan of one or more other Funds unless the amendment, modification or termination will not result in the Recordkeeper being required to treat Participants in one Plan differently than it does Participants in any other Plan. Notwithstanding the foregoing to the contrary, the Fund Board may amend the Plan as it deems necessary or desirable to comply with the requirements of Code section 409A, as amended, and the regulations and pronouncements thereunder, regardless of whether any such amendment shall cause a reduction or cessation of the Benefit prior to the adoption of such amendment.

(b)	Plan Termination under Code section 409A. The Fund Board may terminate and liquidate the Plan at any time, provided that it complies with Code section 409A and the regulations thereunder, as they may be amended from time to time, including the requirements that:

(i)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Fund;

(ii)	the Fund Board terminates and liquidates all plans with which the Plan is required to be aggregated pursuant to Treas. Reg. §1.409A-1(c)(2) if any Participant had deferrals of compensation under all of the plans that are terminated and liquidated;

(iii)	no payments in liquidation of the Plan are made within 12 months of the date the Fund Board takes all necessary action to irrevocably terminate and liquidate the Plan (other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred);

(iv)	all payments are made within 24 months of the date by which the Fund Board has taken all necessary action to irrevocably terminate and liquidate the Plan; and

(v)	the Fund does not adopt a new plan that would be aggregated with any terminated and liquidated Plan under Treas. Reg. 1.409A-1(c) if any Participant participated in both plans at any time within three years following the date by which the Fund Board has taken all necessary action to irrevocably terminate and liquidate the Plan.

10.02.	Nonassignability. The benefits payable under the Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized, except to the extent required by applicable law; provided, however, that at the sole discretion of the Fund, a Participant or Beneficiary may assign his or her entire interest in his or her Benefit to the Participant’s or Beneficiary’s spouse or former spouse, as the case may be, under a divorce or separation instrument described in subparagraph (A) of Code section 71(b)(2). Furthermore, except by will or the laws of descent or distribution, the Participant and any Beneficiary may not anticipate the benefits provided hereunder by assignment, pledge, sale or similar act.

10.03.	Other Rights. The Plan creates no rights in the Participant to continue the Participant’s affiliation with the Fund, if any, for any length of time, nor does it create any rights in the Participant or obligations in the part of the Fund other than those set forth herein.

10.04.	Interpretation Consistent with Code Section 409A. The intent of the parties is that payments and benefits under the Plan comply with Code section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance therewith. If any provision of the Plan would cause the Trustee to incur any additional tax or interest under Code section 409A, the Fund, to the extent feasible, shall reform such provision to try to comply with Code section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code section 409A. To the extent that any provision hereof is modified to comply with Code section 409A, such modification shall, to the extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Code section 409A.

10.05.	Successor Fund. In the event of the dissolution, merger, consolidation or reorganization of the Fund, provision may be made by which a successor to all or a major portion of the Fund’s property or business shall continue the Plan, and the successor shall have all of the power, duties and responsibilities of the Funds under the Plan.

10.06.	Governing Law. The Plan shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law provisions thereof.

10.07.	Tax Withholding. The Fund may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payments and such sums as the Funds may reasonably estimate are necessary to cover taxes for which the Fund may be liable and which may be assessed with regard to such payment.

10.08.	Illegality of Particular Provision. The illegality of any particular provision of this Plan document shall not affect the other provisions and the Plan document shall be construed in all respects as if such invalid provision were omitted.